Exhibit 3(i)

ARTICLES OF RESTATEMENT
OF
TOMI ENVIRONMENTAL SOLUTIONS, INC.

ARTICLE I
NAME

The name of the corporation is: "TOMI Environmental Solutions, Inc."

ARTICLE II
PRINCIPAL OFFICE

The principal street address is: 9454 Wilshire Blvd., Penthouse, Beverly Hills, CA 90313.

ARTICLE III
PURPOSE

The purpose for which the corporation is organized is: To engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV
SHARES

The company is authorized to issue 350,000,000 common shares. The par value of the common shares remains $.01 par value per share.

The company is authorized to issue 1,000,000 shares of cumulative, convertible $.01 Preferred A stock. Preferred shares are convertible into common shares at a conversion ratio of one share of preferred stock for one share of common stock. The Preferred A stock has no dividend attached.

The Company is authorized to issue 4,000 shares of Series B Preferred Stock. The Series B Preferred Stock shall be convertible at an exchange rate of 300 common shares for each Series B share and have a stated value per share of $1,000. The Series B Stock shall carry a cumulative dividend of 7.5% per annum and shall be senior in liquidation preference to the Common Stock and equal in liquidation preference to all other authorized classes of Preferred Stock. The dividend is payable in kind, at the election of the Company.

ARTICLE V
OFFICERS AND/OR DIRECTORS

Title CEO	SHANE, HALDEN S 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

Title CFO	JENNINGS, NICK 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

Title COO	SHANE, ELISSA J 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

Title Director	ANDERSON, KELLY J 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

Title Director	JOHNSEN, WALTER C 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

Title Director	LIM, BOH SOON 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

Title Director	PAUL, HAROLD W 9454 WILSHIRE BLVD., PH BEVERLY HILLS, CA 90313

ARTICLE VI
REGISTERED AGENT

The name and Florida street address of the registered agent is: NRAI SERVICES, INC., 1300 SOUTH PINE ISLAND ROAD, PLANTATION, FL 33334.

ARTICLE VII
INCORPORATOR
The name and address of the Incorporator is: N/A